**PRESS RELEASE**

Contact:

Randall E. Black
President and Chief Executive Officer
(724) 225-2400

Citizens Financial Services, Inc. Completes Acquisition of The First National Bank of Fredericksburg, and Announces Final Stock/Cash Merger Consideration Election Results

Mansfield, PA; December 11, 2015.  Citizens Financial Services, Inc. (“Citizens”) (OTC Pink “CZFS”), the holding company for First Citizens Community Bank (“FCCB”), announced today that it completed the acquisition of The First National Bank of Fredericksburg (“FNB”), effective after the close of business today.  FNB has merged with and into FCCB, with FCCB as the resulting institution.

“We’re pleased to welcome FNB to our family,” stated Randall E. Black, CEO and President.  “As one of the top performing Community Banks in the nation, we believe that we can make a difference in the lives of the people and businesses in the Lebanon Valley and in Schuylkill County.”

Upon completion of the merger, former FNB Director Alletta M. Schadler was appointed to the Boards of Directors of Citizens and FCCB.

In accordance with the merger agreement, FNB stockholders were permitted to elect to receive either $630.00 in cash, 12.6000 shares of Citizens common stock or a combination of cash and shares of Citizens common stock for each share of FNB common stock owned, subject to proration and allocation to ensure that 75% of the shares of FNB common stock outstanding immediately before closing were exchanged for shares of Citizens common stock and 25% were exchanged for cash, as required by the merger agreement.  The election deadline was 5:00 p.m., Eastern Time, on December 2, 2015.  Based on the 35,628 shares of FNB common stock outstanding as of the effective time of the merger, the final election results are as follows:

•	the holders of 16,291 shares of FNB common stock (approximately 45.7% of outstanding shares) validly elected to receive stock;

•	the holders of 16,666 shares of FNB common stock (approximately 46.8% of outstanding shares) validly elected to receive cash; and

•	the holders of 2,671 shares of FNB common stock (approximately 7.5% of outstanding shares) did not make an election.

Applying the allocation and proration procedures specified in the merger agreement to these elections results:

1

•
FNB stockholders who made a valid stock election with respect to their shares of FNB common stock will receive 12.6000 shares of Citizens common stock for each of their shares, plus cash in lieu of any fractional share of Citizens common stock;

•
Cash elections were oversubscribed, so FNB stockholders who made a valid cash election with respect to their shares of FNB common stock will receive $630.00 per share in cash for approximately 71.5% of their shares and 12.6000 shares of Citizens common stock for each of their remaining shares, plus cash in lieu of any fractional share of Citizens common stock; and

•	FNB stockholders who made no election will receive 12.6000 shares of Citizens common stock for each of their shares, plus cash in lieu of any fractional share of Citizens common stock.

Cash in lieu of a fractional share of Citizens common stock will be paid based on a price of $46.93 per share of Citizens common stock.

FNB stockholders will receive a letter of transmittal in order to surrender their FNB stock certificates in exchange for the merger consideration to which each individual stockholder is entitled to receive.  FNB stockholders with questions regarding their individual election results should contact Citizens’ election/exchange agent, Broadridge Corporate Issuer Solutions, Inc., at 1-855-793-5068 (toll-free).

Sandler O’Neill & Partners, L.P. acted as financial advisor to Citizens, and Luse Gorman, PC served as legal counsel to Citizens.  Boenning & Scattergood, Inc. acted as financial advisor to FNB and rendered a fairness opinion to the Board of Directors of FNB in connection with the transaction, and Rhoads & Sinon LLP served as legal counsel to FNB.

Citizens Financial Services, Inc. is the bank holding company for First Citizens Community Bank, a Pennsylvania-chartered commercial bank.  FCCB operates 25 full-service offices in Pennsylvania and New York.  For more information about Citizens and FCCB, visit its website at www.firstcitizensbank.com.

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as "believe", "plan", "expect", "anticipate", "intend", "outlook", "estimate", "forecast", "will", "should", "project", "goal", and other similar words and expressions. These forward-looking statements involve certain risks and uncertainties.  Citizens undertakes no obligation to revise these forward-looking statements or to reflect changes in events or circumstances after the date of this press release.